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                [LETTERHEAD OF COOPERS & LYBRAND APPEARS HERE]

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement (File No. 333-25691) of Connecticut Energy Corporation on Form S-3 of our report dated October 31, 1996 on our audits of the consolidated financial statements and financial statement schedule of Connecticut Energy Corporation as of September 30, 1996 and 1995, and for each of the three years in the period ended September 30, 1996, which report is included in the Annual Report on Form 10-K of Connecticut Energy Corporation for the fiscal year ending September 30, 1996. We also consent to the reference to our Firm under the caption "Experts".

                                          /s/ Coopers & Lybrand L.L.P.
                                              COOPERS & LYBRAND L.L.P.



New York, New York
July 17, 1997